Exhibit 99.1

IBM 4Q22 Earnings Prepared Remarks

Introduction

Thank you. This is Patricia Murphy, and I’d like to welcome you to IBM’s fourth quarter 2022 earnings presentation. I’m here today with Arvind Krishna, IBM’s Chairman and Chief Executive Officer, and Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer. We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow.

To provide additional information to our investors, our presentation includes certain non-GAAP measures. For example, all of our references to revenue growth are at constant currency. We have provided reconciliation charts for these and other non-GAAP measures at the end of the presentation, which is posted to our investor website.

Finally, some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995. These statements involve factors that could cause our actual results to differ materially. Additional information about these factors is included in the company’s SEC filings.

So with that, I’ll turn the call over to Arvind.

IBM 4Q22 Earnings Prepared Remarks

CEO Perspective

Thank you for joining us. Our fourth quarter and full year results demonstrate the execution of our hybrid cloud and AI strategy. We delivered strong revenue growth in our business. The growth was broad-based across our Software, Consulting and Infrastructure segments, as well as across geographies.

Our clients recognize that technology continues to be a fundamental source of competitive advantage. Over the last several quarters it has become clear that technology is playing a significant role in boosting productivity in the face of inflation, demographic shifts, supply chain challenges and sustainability requirements.

We entered 2022 a more focused company and took steps to reinforce our position. We strengthened our consulting expertise and expanded strategic partnerships. To bolster our software portfolio, we invested in hybrid cloud and AI capabilities. We also delivered significant innovations in infrastructure with our z16 and Power platforms. All of this was brought to market with a more technical and experiential sales approach.

Looking back on the year, we are pleased with the progress we made. We delivered revenue growth above our mid-single digit model, and we delivered solid free cash flow. But I’ll acknowledge there is more to do. This year, we’ll unlock more productivity, expand our strategic partnerships and put more investment in specific growth markets. For 2023, we see revenue growth in line with our mid-single digit model range, and about ten-and-a-half billion dollars of free cash flow. This keeps us on a path of sustainable growth.

IBM 4Q22 Earnings Prepared Remarks

Hybrid Cloud and AI Progress

I will now provide some color on the progress we are making in the execution of our strategy. Our perspective is clear - hybrid cloud and AI are the two most transformative technologies for businesses today. These technologies work together to drive business outcomes.

Hybrid cloud is where the world is going. Containers are the preferred destination for applications. Hybrid cloud offers more value than relying on a singular public cloud. It enables organizations to drive business value across multiple clouds, on premise or at the edge. This includes scale, security, ease of use, flexibility of deployment, seamless experiences and faster innovation cycles.

Our platform, built on Red Hat, is the leading container platform, allowing clients to harness the power of open-source software innovations. IBM software and infrastructure technologies have been optimized for this platform. Our consultants and others leverage their extensive technical and business expertise to accelerate clients’ digital transformation journeys.

Clients are realizing real value from working with IBM’s hybrid cloud platform approach. For example, we worked with the Canadian Imperial Bank of Commerce, CIBC, to adopt a hybrid cloud approach. Using Red Hat technology, CIBC manages and scales its infrastructure with greater speed and flexibility. They can now develop applications in a private cloud and quickly deploy them to a public cloud. They delivered hundreds of new applications and reduced provisioning time by 95 percent and deployment time by 50 percent. We are helping Delta Airlines leverage hybrid cloud to modernize applications, automate operations and integrate security. IBM Consulting deployed Red Hat on Amazon Web

IBM 4Q22 Earnings Prepared Remarks

Services and IBM Cloud Paks to provide a consistent platform. Delta now has more levers it can use to boost developer productivity, reduce time-to-market and improve employee satisfaction. CIBC and Delta are both great examples of the value hybrid cloud can provide.

Let’s now talk about artificial intelligence, or AI. AI is projected to contribute $16 trillion to the global economy by 2030, including a massive boost in productivity by infusing AI into every enterprise process. We have been co-creating with many clients to deploy AI at scale. We automated the drive-thru experience for quick-serve restaurants. We accelerated the rollout of COVID-19 vaccines by automating the processes that assist millions of customers with inquiries and appointments. By applying AI and automation we have helped security analysts reduce the time to respond to threats from hours or days, to minutes. Recently, the U.S Patent and Trademark Office partnered with IBM to leverage a host of AI capabilities that make it easier for people to glean insights from their vast database of patents. The BBC is now using our AIOps software to automate the management of its IT infrastructure.

For businesses, deploying AI can be challenging because it takes time to train each model. But by using large language models, companies can now create multiple models using the same data set. This means businesses can deploy AI with a fraction of the time and resources. That is why we are investing in large language or foundation models for our clients and have infused these capabilities across our AI portfolio.

Our partner ecosystem plays a critical role in the execution of our strategy. In the fourth quarter, we made a series of new IBM Software offerings available as-a-Service in the AWS marketplace. Likewise, Red Hat continued the expansion of its offerings in hyperscaler marketplaces, making Ansible Automation Platform available on both Azure and AWS.

IBM 4Q22 Earnings Prepared Remarks

Adobe and Salesforce are also leveraging open-source innovation based on Red Hat technologies in their offerings. Business with our strategic partners continues to grow, with SAP, Microsoft and AWS all over a billion dollars in revenue for the year. We’ve had great success with our strategic partners, and as we enter the new year, we are expanding and better enabling our broader ecosystem. We recently launched PartnerPlus, a new simplified program that increases our reach and scale through new and existing IBM partners.

We remain focused on delivering new innovations that matter to our clients. In the fourth quarter, we introduced Red Hat Device Edge, a lightweight solution to flexibly deploy traditional or containerized workloads on small devices such as robots, IoT gateways, points of sale and public transport. We also formed a collaboration with the Japanese consortium Rapidus to leverage the depth of our intellectual property on advanced semiconductors. We unveiled Osprey, a 433-qubit quantum processor that brings us closer to delivering our goal of building a 1,000-qubit system later this year. At the same time, we continue to acquire companies to complement our organic innovation. In the fourth quarter we acquired Octo, which improves our footprint in the US Federal market. This caps a year with eight acquisitions across Software and Consulting.

As sustainability becomes more of a priority, companies need digital technologies to analyze data, creating a baseline and improve the way they operate. Our software has helped IBM reduce its own carbon footprint. Across IBM’s global real estate presence, we were able to reduce carbon emissions by over 61 percent when compared to 2010. Using IBM Sustainability Software, we have simplified and automated our sustainability reporting processes and reduced reporting costs by 30 percent.

IBM 4Q22 Earnings Prepared Remarks

Let me wrap by saying I am pleased with the progress we have made with our portfolio, our go-to-market and our ecosystem. I’m confident in our ability to leverage hybrid cloud and AI to help clients turn business challenges into opportunities. Our strategy continues to strongly resonate with clients and partners, and this gives us a solid foundation to build upon in this year. While there is more to be done, we enter the new year as a more capable and nimble company, well-equipped to meet our clients’ needs.

I will now turn it over to Jim, who will give you more detailed information on our performance and expectations.

IBM 4Q22 Earnings Prepared Remarks

Financial Highlights

Thanks Arvind. I’ll start with the financial highlights of the fourth quarter. We delivered $16.7 billion in revenue, $3.8 billion of operating pre-tax income and operating earnings per share of $3.60. In our seasonally strongest quarter, we generated $5.2 billion of free cash flow.

Our revenue for the quarter was up over six percent at constant currency. While the dollar weakened a bit from 90 days ago, it still impacted our reported revenue by over $1 billion – and 6.3 points of growth. As always, I’ll focus my comments on constant currency. And I’ll remind you that we wrapped on the separation of Kyndryl at the beginning of November. The one-month contribution to our fourth quarter revenue growth was offset by the impact of our divested health business.

Revenue growth this quarter was again broad based. Software revenue was up eight percent and Consulting up nine percent. These are our growth vectors and represent over 70 percent of our revenue. Infrastructure was up seven percent. Within each of these segments, our growth was pervasive. We also had good growth across our geographies, with mid-single digit growth or better in Americas, EMEA and Asia Pacific. And for the year, we gained share overall. We had strong transactional growth in software and hardware to close the year. At the same time, our recurring revenue, which provides a solid base of revenue and profit, also grew – led by software. I’ll remind you that on an annual basis, about half of our revenue is recurring.

Over the last year, we’ve seen the results of a more focused hybrid cloud and AI strategy. Our approach to hybrid cloud is platform centric. As we land the platform, we get a multiplier effect across Software, Consulting and Infrastructure. For the year, our hybrid cloud revenue was over $22

IBM 4Q22 Earnings Prepared Remarks

billion – up 17 percent from 2021.

Looking at our profit metrics for the quarter, we expanded operating pre-tax margin by 170 basis points. This reflects a strong portfolio mix and improving Software and Consulting margins. These same dynamics drove a 60-basis point increase in operating gross margin. Our expense was down year to year, driven by currency dynamics. Within our base expense, the work we’re doing to digitally transform our operations provides flexibility to continue to invest in innovation and in talent. Our operating tax rate was 14 percent, which is flat versus last year. And our operating earnings per share of $3.60 was up over seven percent.

Turning to free cash flow, we generated $5.2 billion in the quarter and $9.3 billion for the year. Our full-year free cash flow is up $2.8 billion from 2021. As we talked about all year, we have a few drivers of our free cash flow growth. First, I’ll remind you 2021’s cash flow results included Kyndryl-related activity – including the impact of spin charges and capex. Second, we had working capital improvements driven by efficiencies in our collections and mainframe cycle dynamics. Despite strong collections, the combination of revenue performance above our model and the timing of the transactions in the quarter led to higher-than-expected working capital at the end of the year. This impacted our free cash flow performance versus expectations. Our year-to-year free cash flow growth also includes a modest tailwind from cash tax payments and lower payments for structural actions, partially offset by increased capex investment for today’s IBM.

In terms of cash uses for the year, we invested $2.3 billion dollars to acquire eight companies across software and consulting, mitigated by over a billion dollars in proceeds from divested businesses, and we returned nearly six billion dollars to shareholders in the form of dividends. From a

IBM 4Q22 Earnings Prepared Remarks

balance sheet perspective, we ended the year in a strong liquidity position with cash of $8.8 billion. This is up over a billion dollars year to year. And our debt balance is down nearly a billion dollars.

Our balance sheet remains strong, and I’d say the same for our retirement-related plans. At year end, our worldwide tax-qualified plans are funded at 114 percent, with the U.S. at 125 percent. Both are up year to year. You’ll recall back in September, we took another step to reduce the risk profile of our plans. We transferred a portion of our U.S. qualified defined benefit plan obligations to insurers, without changing the benefits payable to plan participants. This resulted in a significant non-cash charge in our GAAP results in the third quarter, and we’ll see a benefit in our non-operating charges going forward. You can see the benefit of this and other pension assumptions to the 2023 retirement-related costs in our supplemental charts.

IBM 4Q22 Earnings Prepared Remarks

Software

Turning to the segments, Software revenue grew eight percent, fueled by growth in both Hybrid Platform & Solutions and Transaction Processing. We concluded the year with seasonally strong transactional performance as well as a solid and growing recurring revenue base in Software.

In Hybrid Platform & Solutions, revenue was up ten percent with pervasive growth across our business areas – Red Hat, Automation, Data & AI and Security. Our platform-based approach to hybrid cloud and AI is resonating with clients. As a proof point, OpenShift, our industry-leading hybrid cloud platform, now has $1 billion in annual recurring revenue. And we’ve modernized and optimized our software capabilities, including through Cloud Paks, across Automation, Data & AI and Security for that platform.

Red Hat revenue grew 15 percent in the quarter led by strength in OpenShift and Ansible, both growing double digits and gaining market share. Automation revenue was up nine percent. Growth was led by Business Automation, Application Servers and Integration as clients look to automate business workflows and improve applications. Data & AI revenue grew eight percent, with enterprise needs to organize, store and manage their data. This performance reflects demand in areas including Data Management, Data Fabric and Asset & Supply Chain Management. Security delivered ten percent revenue growth. We’re helping clients detect, prevent and respond to security incidents – which led to strength across Threat Management, Data Security and Identity. Across these businesses, the Annual Recurring Revenue, or ARR, for Hybrid Platform & Solutions is $13.3 billion. And for all of Software, hybrid cloud revenue is now more than $9.3 billion over the last year, up 16 percent.

IBM 4Q22 Earnings Prepared Remarks

In Transaction Processing, revenue was up three percent. Demand for this mission-critical software has followed increases in zSystems installed-base capacity over the last couple of product cycles. And strong renewal rates continued this quarter. Both are evidence of the importance of this platform in a hybrid cloud environment.

Moving to Software profit, our pre-tax margin was up two points this quarter, contributing to a full-year margin of nearly 25 percent.

IBM 4Q22 Earnings Prepared Remarks

Consulting

Consulting revenue grew nine percent. Clients are leveraging IBM’s hybrid cloud leadership and deep industry expertise to navigate the complexity of their digital transformation journeys. Revenue growth was broad based across all business lines and geographies. And I’ll remind you that this is on top of the 16 percent growth Consulting delivered in the fourth quarter of 2021.

Strong demand for our offerings led to signings growth of 17 percent. With this, fourth quarter had the best quarterly book-to-bill of the year, and we sequentially improved our trailing-twelve-month book-to-bill ratio to 1.1. Clients are partnering with IBM Consulting as they decide what applications to modernize and how to migrate those applications across hybrid, multi-cloud environments.

Over the last twelve months, Consulting delivered nine billion dollars in hybrid cloud revenue, which is up 23 percent. This quarter, our Red Hat practice was again a meaningful contributor to this growth. Revenue from strategic partnerships also grew at a strong double-digit rate. We continue to see momentum in this space. In aggregate, our strategic partnership bookings were up over 50 percent, with Azure and AWS more than doubling.

Turning to our lines of business, Business Transformation revenue grew seven percent. Growth in Business Transformation was once again driven by data and client experience transformations, along with supply chain and finance optimizations. Our partnerships with key ISV partners like SAP, Salesforce and Adobe enable IBM Consulting to transform critical workloads at scale. In Technology Consulting, where we architect and implement clients’ cloud platforms and strategies, revenue was up ten

IBM 4Q22 Earnings Prepared Remarks

percent. Growth was led by cloud application development practices. Red Hat engagements along with our strategic hyperscaler partnerships contributed to the growth. Application Operations revenue grew 12 percent. We help clients to optimize their operations and reduce cost by taking over the management of applications in hybrid and multi-cloud environments. Our incumbency and understanding of clients’ applications are key differentiators.

Moving to Consulting profit, our pre-tax margin was 11 percent for the quarter and nearly nine percent for the year. The fourth quarter margin is up nearly two points year to year and over one point sequentially. We are starting to see the benefit from pricing actions and productivity, and our acquisitions have become more accretive.

IBM 4Q22 Earnings Prepared Remarks

Infrastructure

Turning to the Infrastructure segment, revenue grew seven percent driven by Hybrid Infrastructure, which was up 11 percent. Within Hybrid Infrastructure, zSystems revenue grew 21 percent this quarter. Among the new z16 capabilities, clients are leveraging cyber-resiliency to comply with business regulations and proactively avoid outages in their operations. And the new on-chip AI accelerator, for example, has been helping mitigate risk and detect fraud in credit card application processing. Our Distributed Infrastructure revenue was up five percent. This performance was fueled by strength in Power, following the extension of Power10 innovation throughout the product line. Infrastructure Support performance was flat, including the impact from client adoption of new hardware with the latest z16 product cycle.

Moving to Infrastructure profit, pre-tax margin was down less than a point in the quarter, and for the full year our pre-tax margin was nearly 15 percent.

IBM 4Q22 Earnings Prepared Remarks

Summary

Now let me bring it back up to the IBM level to wrap up. At our investor briefing fifteen months ago, we laid out our hybrid cloud and AI strategy, and our priorities of revenue growth and free cash flow generation. Since then, we’ve been focused on our portfolio, our go-to-market model, our ecosystem and our capital allocation – to execute that strategy and create value through focus. We’ve now just completed the first year as Today’s IBM.

Our 2022 revenue was up nearly 12 percent, including nearly four points of incremental Kyndryl contribution. That’s above our model of mid-single digit growth. Over 70 percent of our revenue was in our growth vectors of Software and Consulting, and about half of our revenue is recurring. With this high value mix and contribution from the incremental Kyndryl revenue, we expanded our full-year operating pre-tax margin by two-and-a-half points. And our free cash flow was $9.3 billion, up $2.8 billion from the prior year. We invested organically and inorganically, and returned significant value to shareholders through dividends.

Now, there were some external factors that we faced this past year that impacted our profit and cash. We exited a profitable business in Russia, we are dealing with a much stronger dollar, and we are operating in a highly inflationary environment, which put pressure on our margins – especially in Consulting.

Putting it all together, we are pleased with the fundamentals of our business and the progress we have made in executing our strategy. Our 2022 performance demonstrates that we now have a higher-growth, higher-value company with higher return on invested capital and a strong and growing free cash flow.

IBM 4Q22 Earnings Prepared Remarks

For 2023, we again expect solid growth in our two most important measures of success – revenue and free cash flow. Arvind talked about the important role technology plays in this environment, and how our solutions are closely aligned to the needs of our clients. With this, we expect constant currency revenue growth for the year to be in line with our mid-single digit model. As we enter this year, I think it’s prudent to expect the low end of the mid-single digit model. And for free cash flow, we’d expect to generate about ten-and-a-half billion dollars in 2023 – which is up over a billion dollars year to year.

Let me spend a minute on our expectations for constant currency revenue and pre-tax profit performance by segment. In Software, with continued momentum in our recurring revenue stream in both Hybrid Platform & Solutions and Transaction Processing, we expect revenue growth in line with Software’s mid-single digit model. This revenue growth generates operating leverage, and we’d expect Software pre-tax margin to expand by about two points year to year. Consulting’s model is to deliver high single-digit revenue. We’re coming off a strong year with revenue growth of 15 percent, as we help clients with their digital transformations. This momentum and strong book-to-bill ratio support Consulting revenue growth at the high end of its model, despite the tough compare. We expect to expand Consulting pre-tax margin by at least a point as we continue to realize more of the price increases and improved utilization. Infrastructure revenue is roughly flat over the mid-term model horizon, with performance in any year reflecting product cycle dynamics. We’re entering the year three quarters into the z16 cycle, and will also wrap on Power10. As a result, we expect 2023 Infrastructure revenue below its model, and pre-tax margin in the low teens. For perspective, Infrastructure should impact IBM’s overall revenue growth by over a point.

IBM 4Q22 Earnings Prepared Remarks

With these segment dynamics, we would expect IBM’s operating pre-tax margin to expand by about a half a point – that’s in line with our model. And our tax rate should be in the mid-to-high-teens range.

Let me comment on a few items within our expectations. First, as I said, currency was a significant headwind in 2022, impacting revenue by three-and-a-half billion dollars. With the movement of spot rates over the last 90 days, currency translation would be fairly neutral to revenue in 2023, with a headwind in the first half flipping to a tailwind in the second. But, I’ll remind you that we had over $650 million of hedging gains in 2022 which will not repeat in 2023, resulting in an impact to our profit and cash on a year to year basis.

Second, as you know we have taken a number of significant portfolio actions over the last couple of years, which has resulted in some stranded costs in our business. We expect to address these remaining stranded costs early in the year and anticipate a charge of about $300 million in the first quarter. We would start to see benefits in the second half and pay back by the end of the year.

And then third, we regularly review the useful lives of our assets. Due to advances in technology, we are making an accounting change to extend the useful life of our server and networking equipment, effective the first of January. Based on our year-end asset base, we expect this change to benefit 2023 pre-tax profit by over $200 million, primarily in our Infrastructure segment. Given this is a change to depreciation, there’s no benefit to cash.

Looking at the first quarter, our constant currency revenue growth should be fairly consistent with the full year. Reported growth will also include about a three point currency headwind at current spot rates. With

IBM 4Q22 Earnings Prepared Remarks

operating leverage, we’d expect operating pre-tax margin to expand 50 to 100 basis points in the first quarter, and that’s before the charge I just mentioned for the remaining stranded costs. Given the timing of currency and stranded cost dynamics, we’d expect about one-third of our net income in the first half and about two-thirds in the second half.

To sum it all up, we have made a lot of progress this past year. While there is always more work to do, we’re confident in the fundamentals of our business and how we’re positioned as we enter the new year.

Patricia, let’s go to the Q&A.

IBM 4Q22 Earnings Prepared Remarks

Closing

Thank you, Jim. Before we begin the Q&A, I’d like to mention a couple of items. First, supplemental information for the quarter and the year is provided at the end of the presentation. And then second, as always, I’d ask you to refrain from multi-part questions.

Operator, let’s please open it up for questions.